Exhibit 99.1

[Florida Rock Logo]

                  FLORIDA ROCK INDUSTRIES, INC/NEWS

Contact:  James J. Gilstrap
          Vice President, Treasurer & CFO                 904/355/1781, Ext. 263

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FLORIDA ROCK INDUSTRIES, INC. ANNOUNCES AGREEMENT TO PURCHASE HARPER BROS., INC.

Jacksonville, Florida; May 21, 1999 - Florida Rock Industries, Inc. (NYSE-FRK) FLORIDA ROCK INDUSTRIES, INC. announced today that it had signed a contract to acquire all the common stock of Harper Bros., Inc., an aggregate mining and highway and heavy construction company located in Fort Myers, Florida in a cash transaction for $87 million. The purchase price is subject to certain closing adjustments related to working capital. The transaction is scheduled to close within the next 30 days.

Prior to closing, Florida Rock Industries will enter into a consent with the Department of Justice to divest Florida Rock's existing Fort Myers quarry as well as Harper Bros., Inc.'s sand mine located in adjacent Glades County, Florida. In addition, Florida Rock anticipates divesting the highway and heavy construction business acquired in the transaction.

Harper Bros., Inc. is a leading supplier of aggregates in southwest Florida and is in the process and has virtually completed the process of doubling the size of its aggregates finishing plant. The transaction, when completed, will add net of divestitures, approximately 120 million tons of aggregate reserves to existing reserves.

Commenting on the transaction, John D. Baker II, President and Chief Executive Officer of Florida Rock Industries, Inc. stated, "The Harper Bros., Inc.
acquisition will give the Company a state of the art modern plant, with substantial permitted reserves adjacent to other non-permitted reserves owned or leased by the Company, and represents a significant long-term strategic move by the Company assuring our ability to compete aggressively in Southwest Florida for the long-term."

Florida Rock Industries, Inc. is a major provider of construction aggregates and concrete and concrete products in the Southeastern and Mid-Atlantic States.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general business conditions, competitive factors, political, economic, regulatory, climatic, pricing, energy costs and technological contingencies. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

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                     155 East 21st Street / P. O. Box 4667 /
                  Jacksonville, Florida 32201 / (904) 355-1781